UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2014

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
141 Front Street
Hamilton HM 19
Bermuda
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 295-8201
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 − Other Events

Item 8.01 Other Events

Correction to Earnings Press Release for the Quarter and Year Ended December 31, 2013

On February 6, 2014, Aspen Insurance Holdings Limited (the “Company”) issued a press release announcing the results for the quarter and year ended December 31, 2013 (the “2013 Earnings Release”).

During the preparation of its Annual Report on Form 10-K for the year ended December 31, 2013, the Company identified a need for a re-classification of items previously reported in the 2013 Earnings Release related to the presentation of the Series 2014-1 Participating Notes (the “Notes”) issued by Silverton Re Ltd. (“Silverton Re”), the sidecar established by the Company to attract third party capital and to provide additional collateralized capacity in support of its global reinsurance business. As previously announced, on December 23, 2013, Silverton Re issued $65 million aggregate principal amount of its Notes with a maturity date of September 16, 2016 ($50 million of which was subscribed for by third parties). The Notes were previously classified as a non-controlling interest within total shareholders’ equity and have been reclassified in the Company’s Annual Report on Form 10-K as long term debt.

As a result, the Company’s long-term debt on a consolidated basis has increased from $549.0 million to $599.0 million as at December 31, 2013 and total shareholders’ equity on a consolidated basis as at December 31, 2013 has reduced from $3,349.6 million to $3,299.6 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)

Dated: February 20, 2014	By:	/s/ John Worth
	Name:	John Worth
	Title:	Chief Financial Officer

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